Exhibit 4.52

EXECUTION DOCUMENT

December 6, 2007

PET Capital Partners LLC, as Agent
6800 Broken Sound Parkway, Suite 200
Boca Raton, FL 33487

Re:

Limited Waiver Letter Agreement June 2007

Ladies & Gentlemen:

Pursuant to Section 3.14 of that certain Penthouse Media Group Inc. 13% Subordinated Term Loan Notes due 2011 (the “Note”), among Penthouse Media Group Inc. (the “Company”), the Guarantors party thereto, and the Holders party thereto, the Holders hereby agree to waive each of the covenants identified on Schedule A attached to this Limited Waiver Letter Agreement June 2007 (this “Letter Agreement”), solely to the extent described on Schedule A (with each such waiver being effective as of the date such waiver is required to negate breach or non-compliance with the applicable covenant); provided that each such waiver shall remain effective only if the Company complies with the applicable restated obligation (if any) with respect to such waiver described on Schedule A.

Terms capitalized but not defined in this Letter Agreement have the respective meanings ascribed in the Note. This Letter Agreement may be executed via facsimile, and in counterparts, all of which shall constitute one and the same instrument. Except as otherwise provided in this Letter Agreement, the Note remains in full force and effect.

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PET Capital Partners LLC Limited Waiver Letter Agreement June 2007

EXECUTION DOCUMENT

 [signature page to limited waiver letter agreement]

Very truly yours,

PET CAPITAL PARTNERS LLC
ABSOLUTE RETURN EUROPE FUND
FLORESCUE FAMILY CORPORATION

By: PET Capital Partners LLC, as majority Holders

By: /s/ Marc H. Bell

Name:
Title:

cc:

Penthouse Media Group Inc.
6800 Broken Sound Parkway NW, Suite 100
Boca Raton, FL 33487

Please indicate your acceptance of the foregoing terms of this limited waiver letter agreement by executing a copy of this Limited Waiver Letter Agreement June 2007 and returning it to us.

ACCEPTED AND AGREED
PENTHOUSE MEDIA GROUP INC.

/s/ Marc H. Bell

By:
Its:

Date:       12/6/2007

PET Capital Partners LLC Limited Waiver Letter Agreement June 2007

EXECUTION DOCUMENT

Schedule A: Limited Waivers Granted

Waiver	Restated Obligation (if any)

Solely as concerns entry into and performance of the Post Series B Limited Waiver and Consent (as defined below), including without limitation the Series B Convertible Preferred Stock Sale and the Holders Equity True-Up (as each term defined in the Post Series B Limited Waiver and Consent), the obligation under Note Section 6.13 not to enter into a transaction (or series of related transactions) not in the ordinary course of business with an Affiliate or Related Person of the issuer involving aggregate consideration in excess of 2.0 million.

n/a
Obligation under Note Section 6.14(b) to deliver items required within 90 days after the 2006 Fiscal Year.	Company must deliver all such items for the 2006 Fiscal Year no later than January 18, 2008.
Obligation to deliver any reports, statements and materials required under Note Sections 6.14 and 6.15 and not already delivered.	Company must delivered such reports, statements and materials no later than January 18, 2008.

Solely as to those fiscal years ending prior to October 1, 2007 for which a certificate of an Authorized Officer required under Note Section 6.15(1) has not been delivered, the obligation to deliver such certificate within 90 days after the end of each fiscal year.

Company must deliver a certificate of an Authorized Officer covering each such period (and, for the avoidance of doubt, also covering the 2006 Fiscal Year) no later than January 18, 2008.

Solely as to fiscal year 2006, for which a written statement by the Issuer’s independent public accountant is required under Note Section 6.15(3) has not been delivered, the obligation to deliver such statement within 90 days after the end of each fiscal year.

Company must deliver such written statement no later than January 18, 2008.

Any Event of Default arising under the Note, solely to the extent such Event of Default resulted or would result only from a default that has been waived pursuant to that certain Limited Waiver For Series B Preferred Convertible Stock Sale, dated December ___, 2007, by and between the Company, the Guarantors and the Holders (as Guarantors and Holders are defined in the 2005 SPA) (a true and complete copy of such Limited Waiver is attached as Schedule B to this Letter Agreement) (the “Post Series B Limited Waiver”).

n/a

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PET Capital Partners LLC Limited Waiver Letter Agreement June 2007

EXECUTION DOCUMENT

Schedule B

See attached.

[Attach a fully executed copy of the Post Series B Limited Waiver.]

PET Capital Partners LLC Limited Waiver Letter Agreement June 2007